EXHIBIT 23.01

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this 2002 Annual Report on Form 10-K of Lehman Brothers Holdings Inc. (the “Company”) of our report dated January 10, 2003, included in the 2002 Annual Report to Stockholders of the Company.

Our audits also included the financial statement schedule of the Company listed in Item 15(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements and Post Effective Amendments of the Company on Form S-3 File Nos. 33-53651, 33-56615, 33-58548, 33-62085, 33-65674, 333-14791, 333-30901, 333-38227, 333-44771, 333-50197, 333-60474, 333-61878, 333-64899, 333-75723 and 333-76339 and on Form S-8 File Nos. 33-53923, 333-07875, 333-57239, 333-59184 and 333-68247 and in the related Prospectuses, of our report dated January 10, 2003, with respect to the consolidated financial statements and financial statement schedule of the Company included or incorporated by reference in this Annual Report on Form 10-K for the year ended November 30, 2002.

Ernst & Young LLP

New York, New York

February 25, 2003